SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 24, 2015

DYCOM INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Florida	001-10613	59-1277135
(State or other jurisdiction)	(Commission file number)	(I.R.S. employer
of incorporation)		identification no.)

11770 U.S. Highway One, Suite 101
Palm Beach Gardens, Florida  33408
(Address of principal executive offices) (Zip Code)

(561) 627-7171
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01.  Entry into a Material Definitive Agreement.

On April 24, 2015, Dycom Industries, Inc. (“Dycom”) and certain of its subsidiaries amended (the “Amendment”) the Credit Agreement dated as of December 3, 2012 (as so amended, the “Amended Credit Agreement”), with the lenders named therein (the “Lenders”), Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, Bank of America Merrill Lynch and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners, Wells Fargo Bank, National Association, as Syndication Agent and L/C Issuer, and Suntrust Bank, PNC Bank, National Association and Branch Banking and Trust Company, as Co-Documentation Agents.

The Amendment, among other things, increases the maximum revolver commitment from the Lenders from $275.0 million to $450.0 million and increases the term loan facility to $150.0 million.  The maturity date of the agreement was extended to April 24, 2020.  The Amendment also increases the sublimit for the issuance of letters of credit from $150.0 million to $200.0 million.   Subject to certain conditions, the Amendment provides Dycom the ability to enter into one or more incremental facilities, either by increasing the revolving commitments under the Agreement and/or in the form of term loans, up to the greater of (i) $150.0 million and (ii) an amount such that, after giving effect to such incremental facility on a pro forma basis (assuming that the amount of the incremental commitments is fully drawn and funded), the consolidated senior secured leverage ratio does not exceed 2.25 to 1.00.

Borrowings under the Amended Credit Agreement (other than Swingline Loans) will bear interest at a rate equal to either (a) the Eurodollar rate (based on LIBOR) plus an applicable margin, or (b) the Administrative Agent’s base rate, described in the Amended Credit Agreement as the highest of (i) the Administrative Agent’s prime rate, (ii) the Federal Funds Rate plus 0.50%, and (iii) the Eurodollar rate plus 1.00%, plus an applicable margin.  In each case, the applicable margin is based upon Dycom’s consolidated leverage ratio.  In addition, Dycom will pay a fee for unused revolver balances based upon Dycom’s consolidated leverage ratio.  Until the delivery of an initial compliance certificate, the applicable margin for Eurodollar rate loans will be 1.75%, the applicable margin for base rate loans will be 0.75% and the commitment fee for unused revolver balances will be 0.35%.  Prior to the Amendment, the applicable margin for Eurodollar rate loans was 2.00%, the applicable margin for base rate loans was 1.00% and the commitment fee for unused revolver balances was 0.35%.  Swingline loans will bear interest at a rate equal to the Administrative Agent’s base rate plus an applicable margin based upon Dycom’s consolidated leverage ratio.

The Amendment also amends the financial covenant which requires Dycom maintain a consolidated leverage ratio to not greater than 3.50 to 1.00, as measured at the end of each fiscal quarter.  In addition, the Amendment provides for certain increases to this ratio in connection with permitted acquisitions on the terms and conditions specified in the Amended Credit Agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment (including Annex A thereto—the Amended Credit Agreement), which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01.  Other Events.

On April 27, 2015, Dycom announced that it had entered into the Amendment. A copy of the press release making this announcement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.  Exhibits.

(d) Exhibits.

10.1
First Amendment, dated as of April 24,  2015, among Dycom, as the Borrower, the subsidiaries of Dycom identified therein, certain lenders named therein, Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, Bank of America Merrill Lynch and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Book Managers, Wells Fargo Bank, National Association, as Syndication Agent, and Suntrust Bank, PNC Bank, National Association and Branch Banking and Trust Company, as Co-Documentation Agents.

99.1	Press release dated April 27, 2015 by Dycom Industries, Inc. announcing the execution of the Amendment.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  April 27, 2015

DYCOM INDUSTRIES, INC.
(Registrant)

By:	/s/ Richard B. Vilsoet
	Name:	Richard B. Vilsoet
	Title:	Vice President, General Counsel and Corporate Secretary